UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 11, 2011

ADPT Corporation

(Exact name of Registrant as specified in its charter)

Delaware	0-15071	94-2748530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

691 S. Milpitas Blvd., Suite 208, Milpitas, California, 95035

(Address of principal executive offices including zip code)

(408) 945-8600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Definitive Material Agreement.

On May 11, 2011, an Agreement of Purchase and Sale and Escrow Instructions, executed on March 31, 2011, as amended by the First Amendment to the Agreement of Purchase and Sale and Escrow Instructions, executed May 4, 2011 (collectively, the “Purchase and Sale Agreement”), each between ADPT Corporation (the “Company”) and Swift Realty Partners LLC (“Swift Realty”), became binding for the sale of 6.36 acres of land and a 104,000 square feet two-story condominium building, including improvements, structures and fixtures (“Real Property”), by the Company to Swift Realty for a purchase price of approximately $6.5 million, subject to certain prorations and adjustments. The Real Property is located at 691 South Milpitas Boulevard, Milpitas, California, 95035, and includes the Company’s headquarters building. Following the closing of the sale of the Real Property, the Company has committed to lease space from Swift Realty consisting of approximately 3,600 square feet in the building through December 31, 2011.

The consummation of the sale of the Real Property is subject to customary closing conditions for a transaction of this type and is expected to close in approximately 20 days (“Escrow Period”). However, there is no guarantee that this sale will be consummated, and if Swift Realty defaults in its obligations under the Purchase and Sale Agreement during the Escrow Period, the Company will be able to retain the initial deposit made by Swift Realty of $150,000.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADPT Corporation

By:	/s/ MARY L. DOTZ
	Name:	Mary L. Dotz
	Title:	Chief Financial Officer

Dated: May 16, 2011